Exhibit (a)(1)(J)
ACTEL CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
     Actel Corporation (the “Company”) hereby grants you, [___] (the “Grantee”), the number of Restricted Stock Units indicated below under the Company’s 1986 Equity Incentive Plan (the “Plan”). The date of this Agreement is ___, 2005 (the “Grant Date”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Grant Date:	[Date]

Total Number of Shares of Restricted Stock:	[To come]

Scheduled Vesting:	The Restricted Stock Units shall vest in accordance with the following schedule: 50% of the Restricted Stock Units awarded by this Agreement shall vest on [DATE], and the remaining shares shall vest on a pro-rata basis on the last day of each subsequent quarter so that all Restricted Stock Units shall be vested on [DATE], subject to your continuing to be an Employee, Director, or Consultant through each applicable vesting date. Restricted stock units will be rounded down on any given vesting date so that a whole number of restricted stock units will vest on such vesting date.

Purchase Price per Share:	$.001

Total Purchase Price	[To come]
     Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in this Agreement, including Appendix A, and the Plan. Important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 4 through 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU AGREE TO EXECUTE THIS AGREEMENT AS A CONDITION TO RECEIVING ANY SHARES.

ACTEL CORPORATION	GRANTEE

By:

(Signature)

Name:

Name (Please Print)

Title:

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK
     1.     Grant. The Company hereby grants to the Grantee under the Plan at the per share price of $.001, equal to the par value of a Share, the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.
     2.      Payment of Purchase Price. When the Restricted Stock Units are paid out to the Grantee, par value shall be deemed paid by the Grantee for each Restricted Stock Unit through the past services rendered by the Grantee, and shall be subject to the appropriate tax withholdings.
     3.      Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date of grant. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 4 or 5, the Grantee shall have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units shall represent an unsecured obligation.
     4.      Vesting Schedule. Except as otherwise provided in paragraph 5 of this Agreement, the Restricted Stock Units awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on any such date actually shall vest only if the Grantee continues to be an Employee, Director, or Consultant through such date. Notwithstanding the foregoing, unvested Restricted Stock Units awarded by this Agreement shall vest in full upon the Grantee’s death while in Continuous Status as an Employee or Participant.
     5.      Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Administrator. If the Administrator accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units in its discretion, the payment of such Restricted Stock Units nevertheless shall be made in the amounts and at the times shown in accordance with the vesting schedule set forth in the Notice of Grant, without respect to the whether the Grantee remains an Employee, Consultant or Director on such date.
     6.      Payment after Vesting. Except as provided in paragraph 5, any Restricted Stock Units that vest in accordance with paragraph 4 or 5 shall be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 9.
     7.      Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 4 or 5 at the time the Grantee ceases to be an Employee, Director, or Consultant shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of the price paid for the Restricted Stock Units forfeited to the Company pursuant to this paragraph 7.
     8.     Death of Grantee. In the event of the Grantee’s death, any person who acquires the right to exercise the Restricted Stock Units by bequest or inheritance shall receive the right to receive vested Restricted Stock Units. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

     9.      Withholding of Taxes. When the Shares are issued as payment for vested Restricted Stock Units, the Grantee shall recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee shall be subject to applicable taxes in his or her jurisdiction. The Company may, in its discretion, withhold a portion of the vested Restricted Stock Units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company. No fractional Shares shall be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder; any additional withholding necessary for this reason shall be done by the Company through the Grantee’s paycheck. Accordingly, to the extent the Fair Market Value of the number of whole Shares withheld by the Company exceeds the withholding taxes, the Company shall pay the Grantee the difference. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment shall be made to the Grantee (or his or her estate) for Restricted Stock Units unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Restricted Stock Units. By accepting this Award, the Grantee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this paragraph 9.
     10.      Rights as Shareholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Grantee shall have all the rights of a shareholder of the Company with respect to voting such shares and receipt of dividends and distributions on such shares.
     11.      No Effect on Employment or Service. The Grantee acknowledges and agrees that this Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as an Employee, Director, or Consultant for any period, or at all, and shall not interfere with the Grantee’s right or the Company’s (or employing Subsidiary’s) right to terminate the Grantee’s relationship as an Employee, Director, or Consultant any time, with or without cause.
     12.      Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 2061 Stierlin Court, Mountain View, CA, 94043-4655, or at such other address as the Company may hereafter designate in writing.
     13.      Grant is Not Transferable. Except to the limited extent provided in paragraph 8 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.
     14.      Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units awarded under this Agreement shall be registered under the federal securities laws and shall be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares shall be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

     15.      Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     16.      Conditions for Issuance of Certificates for Stock. The shares of stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
     17.      Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.
     18.      Administrator Authority. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Grantee, the Company and all other persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     19.      Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     20.      Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
     21.      Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein.
     22.      Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
     23.      Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has received a right to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
     24.      Notice of Governing Law. This grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.